Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-42605) of Asset Investors Corporation of our reports (a) dated January 21, 2000, except for Note I, as to which the date is March 7, 2000, with respect to the financial statements and schedules of Asset Investors Corporation and (b) dated January 21, 2000, except for Note O, as to which the date is March 7, 2000, with respect to the financial statements and schedules of Commercial Assets, Inc., both of which are included in this Annual Report (Form 10-K) for the year ended December 31, 1999.

Denver, Colorado

March 24, 2000                                              /s/Ernst & Young LLP